Exhibit 99.1
UNEV Pipeline LLC Announces Terminal Acquisition
Dallas, Texas, July 17 2008 — UNEV Pipeline, LLC (“UNEV”) today announced that it has completed a transaction to purchase the terminal and rail facilities of Musket Corporation (“Musket”) located near Cedar City, Utah. This terminal is operational and will begin to be operated immediately by Holly Energy Partners — Operating, L.P., an affiliate of Holly Energy Partners, L.P. (NYSE-HEP) (“Holly Energy”). The purchase price for this transaction is $9.8 million.
The Musket terminal is located adjacent to the terminal facility that UNEV plans to build near Cedar City to provide refined product service to Southwestern Utah via its UNEV pipeline. UNEV plans on using this terminal facility in combination with its new terminal and pipeline. Contracts for construction on the new terminal have been signed and construction activities are expected to begin in the next 30 days.
Progress on the entire UNEV pipeline project continues on the pace set forth by UNEV earlier this year. Regulatory permits have been received for construction of the two UNEV project terminals to be located in Cedar City, Utah and Las Vegas, Nevada. The pipe for the 406-mile 12 inch UNEV pipeline has been delivered and is being staged along the pipeline right-of-way as indicated in the permitting with the Bureau of Land Management (“BLM”). All investigative and survey work regarding permitting has been completed, and a record of decision is expected from the BLM in early 2009. Once pipeline approval is received, construction would begin immediately, with all construction expected to be complete within one year.
“This acquisition is a valuable addition to our UNEV pipeline project, providing additional terminalling and flexibility at UNEV’s Cedar City terminal complex, while also reducing the construction cost in Cedar City. The UNEV pipeline project continues to remain on budget and on target for completion,” said Matt Clifton, Chairman of Holly and Holly Energy.
About UNEV Pipeline, L.L.C.:
UNEV Pipeline, L.L.C. is a limited liability company whose members are Holly UNEV Pipeline Company, a subsidiary of Holly Corporation (NYSE-HOC) (“Holly”) and Sinclair Transportation Company (“Sinclair”). UNEV will develop, construct, own and operate an approximately 400 mile, 12 inch pipeline along with associated pumping stations and equipment for the shipment of refined petroleum products from a location in or near North Salt Lake City, Utah to a location in or near Las Vegas, Nevada.

About Holly Energy Partners L.P.:
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product transportation and terminal services to the petroleum industry, including Holly Corporation, which currently owns a 46% interest in the Partnership. The Partnership owns and operates crude and product pipelines and terminals located in Texas, New Mexico, Oklahoma, Arizona, Washington, Idaho and Utah. In addition, the Partnership owns a 70% interest in Rio Grande Pipeline Company, a transporter of LPGs from West Texas to Northern Mexico.
About Holly Corporation
Holly Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel and jet fuel. Holly operates through its subsidiaries an 85,000 barrels per day (“bpd”) refinery located in Artesia, New Mexico and a 26,000 bpd refinery in Woods Cross, Utah. Holly also owns a 46% interest (including the general partner interest) in Holly Energy Partners, L.P.
The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on our beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties, including those contained in our filings made from time to time with the Securities and Exchange Commission. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
FOR FURTHER INFORMATION, Contact:
Bruce R. Shaw, Senior Vice President & CFO
M. Neale Hickerson, Vice President, Investor Relations
Holly Corporation / Holly Energy Partners
214/871-3555